                                                               EXHIBIT (p)(xvii)

BRINSON ADVISORS, INC.
CODE OF ETHICS FOR PERSONAL INVESTING

         INTRODUCTION. This Code applies to you if you are an employee, officer or director of Brinson Advisors, Inc. ("Brinson Advisors") and any registered management investment company for which Brinson Advisors serves as investment adviser or sub-adviser (each a "UBS PaineWebber Fund"). Dual employees of Brinson Advisors and DSI International Management, Inc. who are located in DSI's Norwalk office are subject to the DSI Code of Ethics and Related Policies and Procedures.

         PROVISION ONE: PERSONAL RESPONSIBILITY. Before permitting the purchase or sale of any security in which you have a beneficial interest, investment discretion or control, you must take personal responsibility for assuring that the transaction is not connected with any fraudulent conduct.

         PROVISION TWO: DISCLOSURE. You must report the following:

         - HOLDINGS. You must disclose personal securities holdings within ten days of becoming subject to this Code and again annually, unless you are an independent director of a UBS PaineWebber Fund.

         - TRANSACTIONS. You must notify Brinson Advisors of all personal securities transactions at least quarterly, unless you are an independent director of a UBS PaineWebber Fund.

         - INDEPENDENT DIRECTORS. If you are an independent director of a UBS PaineWebber Fund, you must make quarterly transaction reports only if, during the preceding quarter, you traded a security when you knew, or reasonably should have known, that a Fund had traded the same security within the prior 15 days or would be trading the same security within the next 15 days.

         PROVISION THREE: PRECLEARANCE OF IPOS AND PRIVATE PLACEMENTS. Employees must obtain written permission from Brinson Advisors before purchasing initial public offerings or private placements.

         PROVISION FOUR: SUPERVISION. If you supervise anyone who is subject to this Code, you must:

         - review that person's investment holdings and transactions reports for any evidence of fraudulent conduct or conflicts of interest;

         - evaluate requests to participate in IPOs or private placements for potential conflicts between the interests of that person and the interests of the client(s) he/she serves; and

         - identify and resolve any potential fraud or conflict of interest that may arise in connection with that person's personal securities holdings or transactions.

ADMINISTRATION AND ENFORCEMENT

         ADMINISTRATION AND OVERSIGHT. Brinson Advisors is responsible for administering and enforcing this Code and has full authority to impose penalties, including without limitation, disgorgement, fines and termination of the employment of the parties subject to this Code. Brinson Advisors will report at least annually on its administration of the Code to the Boards of the UBS PaineWebber Funds.

         BRINSON ADVISORS POLICIES AND PROCEDURES FOR PERSONAL INVESTING. Brinson Advisors has instituted policies and procedures ("Procedures") reasonably necessary to assure that you do not violate this Code of Ethics. YOU ARE RESPONSIBLE FOR COMPLYING WITH ALL PROCEDURES THAT APPLY TO YOU. Among other things, the Procedures:

         - limit your ability to trade securities at the same time as a client if you are part of the client's portfolio management group;

         - limit your ability to engage in short-term trading, if you are an employee;

         - require you to preclear certain securities transactions and specify the process for obtaining that preclearance, if you are an employee;

         - provide forms and instructions for quarterly and annual reporting and for preclearance of IPOs and private placements;

         - require you to certify at least annually that you have conducted all personal securities transactions in accordance with this Code of Ethics and the Procedures;

         - and explain in detail which persons and accounts are subject to this Code and the Procedures.


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         In addition, the Procedures provide for a Code of Ethics Committee to review violations of the Code or the Procedures and order appropriate remedial action. The Procedures also require the Brinson Advisors Compliance Department to review transaction and holdings reports from Fund Directors and refer potential compliance issues to the Code of Ethics Committee.

         SUB-ADVISERS OF THE UBS PAINEWEBBER FUNDS. Brinson Advisors requires every sub-adviser of a UBS PaineWebber Fund to adopt a code of ethics that meets the requirement of Rule 17j-1 under the Investment Company Act of 1940. Employees, officers and directors of the UBS PaineWebber Funds who are also employees of a sub-adviser are governed by the sub-adviser's code of ethics. Brinson Advisors has delegated responsibility to each sub-adviser for supervising the personal securities transactions of these Access Persons, including review of transaction and holding reports and any requests to purchase IPOs or private placements.


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

                             BRINSON ADVISORS, INC.

                           POLICIES AND PROCEDURES FOR
                    PERSONAL INVESTING AND ADMINISTRATION OF
                               THE CODE OF ETHICS

                                                                        MAY 2001

BRINSON ADVISORS, INC.: POLICIES AND PROCEDURES FOR PERSONAL
INVESTING AND ADMINISTRATION OF THE CODE OF ETHICS

1.       INTRODUCTION ............................................................................................1

         1.1      Do these Procedures Apply to You? ..............................................................1
         1.2      These Procedures May Affect People Related to You ..............................................2
         1.3      Defined Terms ..................................................................................3
         1.4      Approvals ......................................................................................3
         1.5      Exceptions .....................................................................................4

2.       ESTABLISHING PERSONAL AND RELATED ACCOUNTS ..............................................................4

         2.1      Maintain Your Accounts at UBS PaineWebber ......................................................4
         2.2      Report Your Account Numbers to Compliance ..................................................... 5
         2.3      Copy Department Manager on Statements and Confirms .............................................5
         2.4      Do Not Participate In Joint Accounts or Investment Clubs .......................................6

3.       PERSONAL INVESTING: WHAT TO CONSIDER BEFORE EACH TRANSACTION ............................................6

         3.1      Analyze Potential Conflicts of Interest ........................................................6
         3.2      Do Not Trade Within Seven Days of Clients ......................................................7
         3.3      Obtain Written Approval to Purchase Securities In Initial Public Offerings .....................8
         3.4      Obtain Written Approval to Invest in Partnerships and Private Placements .......................8
         3.5      Other Prohibited Transactions ..................................................................8

4.       PRECLEAR YOUR TRADES ....................................................................................9

5.       HOLD YOUR INVESTMENT FOR SIXTY DAYS AFTER YOU ACQUIRE IT. STAY OUT OF AN
         INVESTMENT FOR SIXTY DAYS AFTER YOU DISPOSE OF IT ......................................................11

6.       REPORTING AND CERTIFICATION REQUIREMENTS ...............................................................11

         6.1      Initial Holdings Report and Certification .....................................................11
         6.2      Quarterly Transactions Report .................................................................11
         6.3      Quarterly Certification by Department Manager..................................................11
         6.4      Quarterly Transactions Report for Independent Directors........................................12
         6.5      Annual Holdings Report and Certification for Employees and
                  Interested Directors ..........................................................................13
         6.6      Annual Certification Report for Independent Directors .........................................13

7.       ADMINISTRATION AND ENFORCEMENT .........................................................................13

7.1      Personal Trading Information Is Subject to Review ......................................................13
7.2      Investigating Violations ...............................................................................13
7.3      Annual Reports .........................................................................................13
7.4      Sanctions and Remedies .................................................................................14
7.5      Committee Reviews ......................................................................................14

GLOSSARY ................................................................................................Appendix A


Procedures for Personal Investing       i                              May 2001

BRINSON ADVISORS, INC.

POLICIES AND PROCEDURES FOR PERSONAL INVESTING AND
ADMINISTRATION OF THE CODE OF ETHICS

1.       INTRODUCTION

         Both UBS PaineWebber and Brinson Advisors, Inc. ("Brinson Advisors") encourage their officers, directors, employees and their families to develop personal investment programs. However, personal investing can create conflicts of interest with our responsibilities to clients. The UBS PaineWebber Code of Conduct sets forth detailed policies and procedures that you must follow in regard to your personal conduct generally and your personal investing specifically. Because Brinson Advisors is an investment adviser, it has adopted the Brinson Advisors Code of Ethics and these policies and procedures ("procedures"), which impose additional, more restrictive policies and procedures for personal trading. YOU MUST COMPLY WITH THE UBS PAINEWEBBER CODE OF CONDUCT, THE BRINSON ADVISORS CODE OF ETHICS AND THESE PROCEDURES.

         Because it is impossible to describe every potential conflict, there may be some actions not mentioned in these documents that nevertheless would violate the law or our legal, fiduciary or ethical responsibilities. This does not mean that the Codes or these procedures have "loopholes." IF YOU PUT YOUR OWN PERSONAL INTERESTS AHEAD OF CLIENTS, OR VIOLATE THE LAW IN ANY WAY, YOU WILL BE SUBJECT TO DISCIPLINARY ACTION, EVEN IF YOU ARE IN TECHNICAL COMPLIANCE WITH THE CODES OR THESE PROCEDURES. Furthermore, you may not do indirectly anything that you may not do directly. For example, if you are prohibited from making a particular investment, you may not ask a family member or friend to make that investment on your behalf nor may you help another person benefit from your position in a way that you yourself could not benefit.

1.1      DO THESE PROCEDURES APPLY TO YOU?

         WHICH DIVISION OF BRINSON ADVISORS DO YOU SERVE? The Brinson Advisors Code of Ethics and these procedures apply to employees, directors and officers of Brinson Advisors. The Brinson Advisors Code of Ethics and these procedures also apply to the employees, officers and directors of each of the registered management investment companies that Brinson Advisors serves as investment adviser or as sub-adviser ("UBS PaineWebber Funds"). In the Brinson Advisors Code of Ethics and these procedures, the term "Brinson Advisors" refers only to divisions of Brinson Advisors that are subject to these procedures. Sub-advisers of the UBS PaineWebber Funds have their own policies and procedures for personal investing. Dual employees of Brinson Advisors and DSI International Management, Inc. who are located in DSI's Norwalk office are subject to the DSI Code of Ethics and Related Policies and Procedures.

         ARE YOU AN INDEPENDENT DIRECTOR OF A UBS PAINEWEBBER FUND?(1) Directors of UBS PaineWebber Funds who


---------------
(1) These procedures do not apply to directors of Funds that Brinson Advisors subadvises, if UBS PaineWebber is not the adviser.

are not affiliated with UBS PaineWebber or Brinson Advisors and who do not otherwise meet the definition of interested person under Section 2(a)(19) of the Investment Company Act ("Independent Directors") are subject only to the following sections of these procedures:

         Section 6.4 Quarterly Transaction Report for Independent Directors
         Section 6.6 Annual Certification for Independent Directors

         ARE YOU AN INTERESTED DIRECTOR OF A UBS PAINEWEBBER FUND? Directors of UBS PaineWebber Funds who are affiliated with UBS PaineWebber or Brinson Advisors ("Interested Directors") are subject to the following sections of these procedures:

         Section 6.1       Initial Holdings Report and Certification
         Section 6.2       Quarterly Transactions Report
         Section 6.5       Annual Holdings Report and Certification for Employees and
                           Interested Directors

         ARE YOU AN INTERESTED DIRECTOR OF A UBS PAINEWEBBER FUND AND AN EMPLOYEE OF BRINSON ADVISORS? Directors of the UBS PaineWebber Funds who are employees of Brinson Advisors are subject to all of these procedures.

1.2      THESE PROCEDURES MAY AFFECT PEOPLE RELATED TO YOU.

         In some instances, these procedures restrict not only your activities, but also the activities of your "Related Persons" and in some instances, other family members.

         "RELATED PERSONS" are:

         -        your spouse,               -        children residing with you, and
         -        other relatives who reside with you, if you contribute to their financial support.

Please note that an investment or an account of a domestic partner or roommate also is subject to the UBS PaineWebber Code of Conduct, the Brinson Advisors Code of Ethics and these procedures if you have any beneficial interest in the investment or account. See below for the definition of "Personal Account."

              These procedures also govern certain accounts for you and your Related Persons. The term "account" includes not only accounts at brokerage, banking, commodity and investment advisory firms, but also investments over which you or your Related Persons have physical control, such as investments held in a safe deposit box, held at home or held by an issuer on behalf of you or your Related Persons.

         These procedures refer to two types of accounts: Personal Accounts and Related Accounts.


Procedures for Personal Investing      2                               May 2001

         "PERSONAL ACCOUNTS" are:

         -        your own accounts;

         -        accounts in which you have a "beneficial interest";(2)

         - accounts over which you have investment discretion or can otherwise exercise control, directly or indirectly, including but not limited to:

                  - accounts for entities that you control, directly or indirectly,

                  - accounts for which you have the power, directly or indirectly, to make investment decisions, including accounts for which you act as trustee, executor or custodian;

                  -        accounts for which you have power of attorney;

                  - BUT NOT accounts that you trade, manage or otherwise control for Brinson Advisors clients, other than yourself or your Related Persons.

         "RELATED ACCOUNTS" are accounts:

         -        for your Related Persons;

         -        in which your Related Persons have a beneficial interest; or

         - over which your Related Persons have investment discretion or can otherwise exercise control, directly or indirectly, as defined above.

Please note that if you have a beneficial interest or exercise investment discretion or other control over an account for a Related Person, whether directly or indirectly, the account will be deemed to be a Personal Account.

1.3      DEFINED TERMS

         These procedures use certain defined terms, which are explained the first time they are used and again in a glossary, included as Appendix A to these procedures. To make these procedures easier to read, most defined terms are not capitalized. PLEASE READ THE GLOSSARY TO ASSURE THAT YOU UNDERSTAND EACH DEFINED TERM.

1.4      APPROVALS

         The UBS PaineWebber Code of Conduct, the Brinson Advisors Code of Ethics and these procedures require that certain activities be approved in advance. Where the UBS PaineWebber Code of Conduct requires that you obtain written approval from "Compliance," you should direct that request to the Brinson Advisors Legal and Compliance Department. Where the UBS PaineWebber Code of Conduct requires approval by a "Division Manager" you should obtain that


---------------
(2) A beneficial interest is an opportunity to share, directly or indirectly, in profit or loss, including but not limited to a participation or other interest in a partnership, trust, or single, joint, tenancy-in-common, corporate or investment club account.


Procedures for Personal Investing      3                               May 2001
approval from your Department Manager. (See Appendix A for a definition of Department Managers.)

1.5      EXCEPTIONS

         The Brinson Advisors Code of Ethics Committee has crafted exceptions to these procedures for certain types of investments and transactions that the Committee has judged to present minimal opportunity for conflicts or abuse. From time to time, the Code of Ethics Committee may make additional exceptions. Case-by-case exceptions also may be made with the approval of your Department Manager and the Brinson Advisors Legal and Compliance Department. EXCEPTIONS MUST BE IN WRITING.

2.       ESTABLISHING PERSONAL AND RELATED ACCOUNTS

2.1      MAINTAIN YOUR ACCOUNTS AT UBS PAINEWEBBER.

         All Personal Accounts and Related Accounts must be maintained at UBS PaineWebber. You may not hold investments directly with issuers or participate in issuers' dividend reinvestment programs.

EXCEPTIONS. The following accounts may be maintained away from UBS PaineWebber in the following circumstances.

MUTUAL FUND ONLY ACCOUNTS. Any account that only permits you or a Related Person to buy and sell shares of unaffiliated mutual funds and cannot be used to trade any other types of investments like stocks or closed-end funds.

401(K) PLANS. Any account with a 401(k) retirement plan that you or a Related
         Person established with a previous employer or that a Related Person establishes with a current employer, provided that the investments in the plan are limited to pooled investment options. A 401(k) plan that permits you to trade individual securities or pools consisting of securities of a single issuer must be approved by the Brinson Advisors Legal and Compliance Department.

INVESTMENTS IN THE PHYSICAL CONTROL OF YOU OR A RELATED PERSON. You or a Related
         Person may hold physical possession of an investment (for example, a stock certificate).

CASE-BY-CASE EXCEPTIONS. You need prior written approval from your Department
         Manager and the Brinson Advisors Legal and Compliance Department to maintain a Personal Account or Related Account at another firm. Approval may be granted if:

         - a Related Person is employed by an NASD or NYSE member firm or investment advisory firm and is subject to similar requirements at that firm;

         - the account is with an independent investment advisory firm and neither you, nor a Related Person, nor parents, siblings or children of you or your spouse, knows about, is involved in, or can affect the account's investment decision-making before it is completed through any means other than terminating the advisory account, provided that you provide to the Brinson Advisors Legal and Compliance Department the investment advisory agreement and/or any other relevant documents creating the account;


Procedures for Personal Investing      4                               May 2001

         - the outside account would permit you to buy or hold a unique securities product or service that cannot be held at UBS PaineWebber and you can demonstrate the uniqueness of that product or service; or

         -        if other special circumstances exist.

         NOTE: Outside accounts are subject to all other provisions of the UBS PaineWebber Code of Conduct, the Brinson Advisors Code of Ethics and these procedures. For example, unless an exception is available,
         Section 2.3 requires that duplicate confirmations and statements for outside accounts be sent to your Department Manager and the Brinson Advisors Legal and Compliance Department.

2.2      REPORT YOUR ACCOUNT NUMBERS TO COMPLIANCE.

         Brinson Advisors conducts daily reviews of employee and client trading to assure compliance with the Brinson Advisors Code of Ethics and these procedures. This review depends on knowing about all accounts and account numbers for all employees and their Related Persons. Therefore, you are responsible for notifying the Brinson Advisors Legal and Compliance Department of new account numbers at the time any Personal or Related Account is opened and immediately upon being notified that an account number has changed. (An account number may change, for example, if the broker or branch changes).

         To assure compliance with the NASD Hot Issue Rules, as well as other federal securities regulations, it is important for UBS PaineWebber to know which UBS PaineWebber accounts belong to UBS PaineWebber employees, their Related Persons and the parents, children and siblings of employees and their spouses. Therefore, you are also responsible for assuring that your Personal and Related Accounts at UBS PaineWebber are appropriately coded when they are opened and transferred. Personal and Related Accounts must be coded in the 90000 through 94999 series. If you or your spouse has a parent, sibling or child (not residing at home) who maintains an account at UBS PaineWebber, you also must assure that that account is coded in the 95000 to 97999 series. If you do not know whether a family member has accounts at UBS PaineWebber, please contact the Brinson Advisors Legal and Compliance Department.

         DISCLAIMERS. When disclosing accounts under this provision, if appropriate, you may include a statement to the effect that the report should not be construed as an admission that you have any direct or indirect beneficial ownership in the reported investment for purposes other than these procedures.

2.3      COPY YOUR DEPARTMENT MANAGER ON STATEMENTS AND CONFIRMS.

UBS PAINEWEBBER ACCOUNTS. You must arrange for your Department Manager (or another manager designated by your Department Manager) to receive directly from UBS PaineWebber monthly statements and confirmations for each transaction in your Personal Accounts and Related Accounts.

OUTSIDE ACCOUNTS. You must arrange for your Department Manager and the Brinson
         Advisors Legal and Compliance Department to receive directly from the executing broker, dealer or bank duplicate copies of each confirmation and periodic statement for each transaction in a Personal


Procedures for Personal Investing      4                               May 2001

         Account or Related Account maintained outside UBS PaineWebber. (As noted in Section 2.1 above, you also must obtain prior written approval to maintain an account outside UBS PaineWebber.)

DISCLAIMERS. If you must report a transaction that occurred in an account for the benefit of that account, the report may include a statement to the effect that it should not be construed as an admission that you have any direct or indirect beneficial ownership in the reported investment.

EXCEPTIONS. You need not copy your Department Manager or Compliance on statements or confirms for transactions in securities issued by any mutual fund (but transactions in closed-end funds must be reported in all cases).

IF YOU CANNOT ARRANGE FOR DUPLICATE CONFIRMATIONS OR STATEMENTS. You may wish to engage in a transaction for which no confirmation can be delivered to your Department Manager or the Brinson Advisors Legal and Compliance Department (e.g., a private transaction in an investment that you hold in your personal possession or an investment transaction in a 401(k) plan, other than a transaction in a mutual fund). These types of transactions require the prior written approval of the Brinson Advisors Legal and Compliance Department and will involve additional reporting requirements.

2.4      DO NOT PARTICIPATE IN JOINT ACCOUNTS OR INVESTMENT CLUBS.

         You and your Related Persons are prohibited from entering into joint accounts or investment clubs with anyone, including any client of UBS PaineWebber or Brinson Advisors.

         EXCEPTIONS. You may enter into joint accounts with any of your Related Persons. In addition, you may enter into joint accounts with your domestic partner under certain circumstances. Joint accounts with domestic partners require prior written approval from the Brinson Advisors Legal and Compliance Department.

3.       PERSONAL INVESTING:  WHAT TO CONSIDER BEFORE EACH TRANSACTION

         Please consult this section whenever you or your Related Persons are contemplating an investment transaction. This section specifies the steps that you must follow whenever you or your Related Persons wish to trade. It is imperative that you analyze each transaction for yourself or any Related Person to assure that it meets the standards set forth below. RELIANCE ON THE PRECLEARANCE PROCESS ALONE WILL NOT SUFFICE.

3.1      ANALYZE POTENTIAL CONFLICTS OF INTEREST.

         You must avoid any transaction that involves, or even appears to involve, a conflict of interest, diversion of a corporate opportunity, or other impropriety.

WOULD YOUR INVESTMENT DEPRIVE CLIENTS OF THE SAME OPPORTUNITY? Before you take personal advantage of any investment opportunity, you must consider whether your transaction would adversely affect the ability of any Brinson Advisors client to take advantage of the same opportunity (for example, if your investment would prevent Brinson Advisors from obtaining as much of that investment as it desired for clients or if your transaction would affect the price for clients). If you are not sure, discuss the matter with your Department Manager before investing.


Procedures for Personal Investing      6                               May 2001

COULD AN INVESTMENT DECISION FOR CLIENTS INCREASE THE VALUE OF YOUR PERSONAL
         INVESTMENTS? You may not cause or attempt to cause any client to buy, sell or hold any investment or take (or refrain from taking) any other action if doing so would create any personal benefit for you, your Related Persons or, to your knowledge, any other family members including the parents, siblings and children of you and your spouse. For example, if you are considering an investment for clients but you already own the investment yourself and the purchase for clients could increase the value of your investment, you must report the potential conflict to your Department Manager directly and immediately. (It will not be sufficient to rely on quarterly or annual reports or duplicate confirmations or statements in this instance). Your Department Manager must then decide whether to restrict your participation in any further decisions or recommendations to clients relating to that investment.

IS A CLIENT GOING TO TRADE, OR HAS A CLIENT RECENTLY TRADED, THE SAME
         INVESTMENT? If you are part of a portfolio management group, you must be particularly careful to identify conflicts between your own personal investing and investment decisions being made or considered for the clients of that group. For purposes of the Brinson Advisors Code of Ethics and these procedures, you are part of a client's portfolio management group if, in the ordinary course of business, you:

         - make, participate in, or obtain information regarding investment decisions being considered for the client or

         - have a function or duties that relate to the making of recommendations regarding such purchases or sales.

         Furthermore, EVEN IF YOU ARE NOT PART OF A CLIENT'S PORTFOLIO MANAGEMENT GROUP, neither you nor your Related Persons may buy, sell or transfer an investment at a time when you intend, or know of another's intention, to buy, sell or otherwise transfer that investment (or an equivalent investment) on behalf of a client. These prohibitions apply whether your transaction is in the same direction as the client (for example, two purchases) or the opposite direction (a purchase and sale).

3.2      DO NOT TRADE WITHIN SEVEN DAYS OF CLIENTS.

         MEMBERS OF PORTFOLIO MANAGEMENT GROUPS. You, your Related Persons, your Personal Account and your Related Accounts are prohibited from buying, selling or transferring any investment within seven calendar days before or after that same investment, or an equivalent investment, is purchased, sold or transferred by a client served by your portfolio management group. For example, if a client trades an investment on day one, day eight is the first day that a member of the client's portfolio management group may trade or otherwise transfer that investment for an account in which he or she has a beneficial interest.

         EXCEPTIONS:

         INDEXES. If a portfolio is managed solely using quantitative models that track the performance of a broad-based securities index, such as the S&P 500 or the Russell 1000, you and your Related Persons may buy, sell or transfer securities in that index within seven days of the


Procedures for Personal Investing      7                               May 2001
portfolio. This exception is only for equity securities. Options and derivatives on any of these indexes or on the securities in the indexes remain subject to the blackout period.

         REBALANCING. If a portfolio manager orders that net subscriptions or redemptions in a fund or other client portfolio be accomplished by a pro rata purchase or sale of the instruments in that portfolio, you and your Related Persons will not be restricted from buying, selling or transfering any instruments in the portfolio, provided that neither the client's trade nor your trade could reasonably be expected to affect the market price for that instrument.

3.3      OBTAIN WRITTEN APPROVAL TO PURCHASE SECURITIES IN INITIAL PUBLIC
         OFFERINGS.

         You, your Related Persons, your Personal Accounts and your Related Accounts are prohibited from acquiring securities in an initial public offering (other than a new offering of a registered open-end investment company) or founders stock, promoter stock, or any other similar stock of an issuer in the early stages of development. THIS RESTRICTION APPLIES TO FIXED INCOME IPOS (THESE ARE UNCOMMON BUT POSSIBLE) AS WELL AS EQUITY IPOS. HOWEVER, IT DOES NOT APPLY TO NEW ISSUES BY COMPANIES THAT HAVE ALREADY MADE THEIR INITIAL PUBLIC OFFERINGS. (For definitions of these terms, please refer to the Glossary.) Exceptions to this prohibition require the written approval of your Department Manager and the Brinson Advisors Legal and Compliance Department. This provision is different from and in addition to any restrictions that UBS PaineWebber may impose on employee purchases of "hot issues."

3.4      OBTAIN WRITTEN APPROVAL INVEST IN PARTNERSHIPS AND PRIVATE PLACEMENTS.

         You, your Related Persons, your Personal Accounts and your Related Accounts are prohibited from acquiring general partnerships, limited partnerships, and securities in private placements. Exceptions may be granted on a case-by-case basis. To get an exception, you must complete the Outside Investment Request Form and get it approved in writing by your Department Manager and the Brinson Advisors Legal and Compliance Department before you make the investment. Final approval for the transaction also may be subject to review by the Brinson Advisors Executive Committee.

         Please see Section 3.1 for a discussion of potential conflicts of interest that can result if a private placement you own is going public or if you wish to consider an investment for a client and you or one of your Related Persons holds a private placement from the same issuer.

3.5      OTHER PROHIBITED TRANSACTIONS

         Brinson Advisors views the following transactions as especially likely to create conflicts with client interests. You, your Related Persons, your Personal Accounts and your Related Accounts are prohibited from engaging in these transactions without express written permission from your Department Manager and the Brinson Advisors Legal and Compliance Department.

NAKED SHORT SALES. Sale of stock in which you do not own a corresponding long position.

FUTURES. Purchases or sales of futures or options on futures, including financial and currency futures, as well as commodity futures.


Procedures for Personal Investing      8                               May 2001

OPTIONS. Purchases or sales ("writing") of naked options EXCEPT to close out a permitted option position, and then only if you have held the permitted option position for 60 days. You may purchase covered options on equities only if you can and do avoid exercise of those options for at least sixty days. You may sell ("write") covered options on equities provided that you have held the underlying equities for at least sixty days and provided that at the time you sell the option, at least sixty days remain before it expires. All other covered options are prohibited.

MARGIN ACCOUNTS. You must obtain prior written approval from your Department
         Manager and the Brinson Advisors Legal and Compliance Department to use interests in a mutual fund or closed-end fund as collateral for a margin loan in a Personal Account or a Related Account, if any adviser affiliated with UBS PaineWebber (including Brinson Advisors and DSI International Management, Inc.) acts as investment adviser, sub-adviser, administrator or underwriter for the fund.

4.       PRECLEAR YOUR TRADES.

         Once you determine that a trade is permissible, you must obtain prior written approval before you, your Related Persons, your Personal Accounts or your Related Accounts purchase, sell or transfer any investment or exercise any option. You retain responsibility for assuring that you have this approval even if you ask your broker or some other person to assist you in obtaining it.

THE PROCESS. The preclearance process involves three steps:

COMPLETE THE FORM. Complete a Trade Request Form and submit it to the appropriate preclearance officer (or designee) (see Appendix B) before you or your Related Persons purchase, sell or transfer an investment. (Preclearance officers may submit their trade approval requests to the appropriate preclearance designee.)

WAIT FOR APPROVAL. The preclearance officer (or designee) will review the form and, as soon as practicable (generally within 24 hours), determine whether to authorize the transaction. Approval is not effective unless the Trade Request Form is signed and marked with the date and time of authorization.

         Preclearance officers will reject any investment transaction that they deem to involve a conflict of interest, possible diversion of a corporate opportunity, or the appearance of impropriety. In some cases, trades may be rejected for a reason that is confidential. The preclearance officer is not required to give any explanation for refusing to authorize a securities transaction.

EXECUTE BEFORE THE APPROVAL EXPIRES. A preclearance approval is effective for three business days, counting day one as the day you receive approval (regardless of time) and ending at the close of trading on the third business day, except that the approval expires immediately:

         -        upon being revoked; or

         - upon your discovery that the information provided in the form is no longer accurate.

         IF YOUR TRADE IS NOT EXECUTED BY THE TIME THE FORM EXPIRES, YOU MUST OBTAIN A NEW APPROVAL BEFORE YOUR ORDER CAN BE EXECUTED. Accordingly, limit orders and "good `til cancelled" ("GTC") instructions must be withdrawn by the end of the third day, unless a new approval is


Procedures for Personal Investing      9                               May 2001
obtained. You also must obtain a new approval if your order is partially but not completely filled by the close of trading on the third business day.

EXCEPTIONS. You do not need to preclear the following transactions.

         MUTUAL FUNDS. Securities issued by mutual funds, including the UBS
                  PaineWebber Funds (but not closed-end funds).

         U.S. GOVERNMENT SECURITIES. Direct obligations of the U.S. Government
                  (including Ginnie Maes, but not Fannie Maes or Freddie Macs).

         UNIT INVESTMENT TRUSTS.

         UNIT INVESTMENT TRUST HYBRIDS. UIT hybrids on approved indexes.
                  (Currently approved instruments are WEBS and SPYDRS).

         MONEY MARKET INSTRUMENTS

         -        U.S. Treasury securities            -        commercial paper
         -        bankers' acceptances                -        bank certificates of deposit
         -        any instrument that has a maturity at issuance of less than
                  366 days and that is rated in one of the two highest rating categories by Moody's or S&P, including repurchase agreements

         CERTAIN CORPORATE ACTIONS. Acquisition of securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities.

         RIGHTS. Acquisition of securities through the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent the rights were acquired through the rights offering and not through the secondary market.

         UBS PAINEWEBBER 401(K) PLUS PROGRAM. Any transaction in this program.

         401(K) PLANS. Preclearance is not required to invest in the pooled investment options in a 401(k) retirement plan that you or a Related Person established with a previous employer or that a Related Person establishes with a current employer. Transactions in pooled investment options consisting of securities of a single issuer ARE NOT eligible for this exception.

         TRANSACTIONS IN DISCRETIONARY ACCOUNTS. Any transaction that neither you nor a Related Person knows about before it is completed (e.g., transactions effected for you by a trustee of a blind trust or discretionary trades in which you are neither consulted nor contacted regarding the trade before it is executed). To be eligible for this exception, you must maintain a discretionary account and certify in writing that neither you nor your Related Persons or other family members(3) know about trades in that account before they are completed and you must provide the Brinson Advisors Compliance Department with a copy of the papers granting discretion to the trustee or manager. If the trade will occur in an outside account

---------------
(3) Other family members include the children not residing at home, parents, and siblings of you and your spouse.


Procedures for Personal Investing      10                               May 2001
                  with an independent investment advisory firm that has already been approved under Section 4, no further approval is necessary.

         CERTAIN LIMITED PARTNERSHIPS. On a case-by-case basis, your Department
                  Manager, in consultation with the Brinson Advisors Legal and Compliance Department, may exempt from preclearance transactions for certain limited partnerships that are advisory clients and that are coded on the UBS PaineWebber account system as Personal Accounts or Related Accounts because certain employees are limited partners in the partnerships.

5. HOLD YOUR INVESTMENT FOR SIXTY DAYS AFTER YOU ACQUIRE IT. STAY OUT OF AN INVESTMENT FOR SIXTY DAYS AFTER YOU DISPOSE OF IT.

         If you must preclear an investment, you also must hold it for sixty days. As a result, you, your Related Persons, your Personal Accounts and your Related Accounts may not:

         - buy an investment within sixty days after selling that investment or an equivalent investment;

         - sell an investment within sixty days after buying that investment or an equivalent investment. ("Equivalent investment" is defined in the Glossary).

         Remember that this holding period also applies to all permitted option transactions, including options on broad-based indices. (Please refer to Section
3.5 for further detail.) Furthermore, neither you nor your Related Persons may post any investment as collateral for a margin loan or any other loan until you have held the investment for sixty days.

         EXCEPTIONS. Investment transactions that do not require preclearance also are exempt from the sixty-day limits, EXCEPT THAT UITS AND UIT HYBRIDS MUST BE HELD FOR 60 DAYS. Please see Section 4 above for a list of these investment transactions. In addition, if you receive restricted UBS PaineWebber stock as part of your compensation, you are not required to hold it for an additional sixty days after it vests.

         CASE-BY-CASE EXCEPTIONS. Any other exceptions to the sixty-day rule require the prior, written approval of your Department Manager and the Brinson Advisors Legal and Compliance Department and will not be granted absent extraordinary circumstances. To obtain an exception, you must agree to forego any gain on the transaction.

6.       REPORTING AND CERTIFICATION REQUIREMENTS

6.1      INITIAL HOLDINGS REPORT AND CERTIFICATION

         Within five days after you commence employment, you must certify that you have read and understand the UBS PaineWebber Code of Conduct, the Brinson Advisors Code of Ethics and these procedures, that you will comply with their requirements, and that you have disclosed or reported all personal investment holdings required to be disclosed or reported (including all investments held in your Personal and Related Accounts). Interested Directors also must make this report.


Procedures for Personal Investing      11                               May 2001

6.2      QUARTERLY TRANSACTIONS REPORT

         Within five days after the end of each calendar quarter, you must report all transactions by you and your Related Persons, whether or not they occur in your Personal and Related Accounts. Interested Directors also must make this report. Transactions are deemed to have been reported for purposes of this requirement if a duplicate confirmation was sent to your supervisor or, in the case of interested directors, to the Brinson Advisors Legal and Compliance Department.

         If you cannot arrange to provide the Brinson Advisors Legal and Compliance Department and your Department Manager with duplicate trade confirmations for a transaction (e.g., in the case of a 401(k) plan that allows investments in securities other than pooled investments or in the case of a private transaction in an investment that is in your physical possession), you must be sure to complete a Quarterly Transactions Report with respect to that transaction. You must provide this report for any quarter in which you buy, sell or otherwise transfer such investments, unless they are listed as excepted instruments in Section 6.4 below.

6.3      QUARTERLY CERTIFICATION BY DEPARTMENT MANAGERS

         Each quarter, Department Managers must certify that they have reviewed transactions in the Personal and Related Accounts for the employees they supervise.

6.4      QUARTERLY TRANSACTIONS REPORT FOR INDEPENDENT DIRECTORS

         Directors of the UBS PaineWebber Funds who are not affiliated with Brinson Advisors or UBS PaineWebber ("Independent Directors") must file a quarterly transactions report with the Brinson Advisors Legal and Compliance Department under certain circumstances. This report must be filed if the director knew, or in the ordinary course of fulfilling his or her official duties as a director of a UBS PaineWebber Fund should have known, that during the 15 days immediately preceding or following the date of a securities transaction in the Director's Personal or Related Accounts that:

         -        the security was purchased or sold by a UBS PaineWebber Fund;
                  or

         -        the purchase or sale was considered for a UBS PaineWebber
                  Fund.

Independent Directors must file these reports within five days after the end of the calendar quarter in which the trade occurred.

EXCEPTIONS: This requirement does not apply to transactions in:

MUTUAL FUNDS. Securities issued by any mutual fund, including the UBS
         PaineWebber Funds (but transactions in closed-end funds must be reported in all cases).

U.S. GOVERNMENT SECURITIES. Direct obligations of the U.S. Government (including
         Ginnie Maes, but Fannie Maes and Freddie Macs must be reported).

MONEY MARKET INSTRUMENTS.

         -        U.S. Treasury securities            -        commercial paper
         -        bankers' acceptances                -        bank certificates of deposit; and


Procedures for Personal Investing      12                               May 2001

         - any instrument, including repurchase agreements, that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by Moody's, S&P or Fitch IBC.

6.5 ANNUAL HOLDINGS REPORT AND CERTIFICATION FOR EMPLOYEES AND INTERESTED DIRECTORS

         Annually, you must certify that you have read and understand the UBS PaineWebber Code of Conduct, the Brinson Advisors Code of Ethics and these procedures, that you have complied with their requirements during the preceding year, and that you have disclosed or reported all personal investments required to be disclosed or reported. You will also be asked to report all investments held by you and your Related Persons, including all investments in your Personal and Related Accounts, 401(k) plans that allow investments in securities other than pooled investments and investments in your physical possession.

6.6      ANNUAL CERTIFICATION FOR INDEPENDENT DIRECTORS

         Annually, you must certify that you have read and understand the UBS PaineWebber Code of Conduct, the Brinson Advisors Code of Ethics and these procedures, that you have complied with their requirements during the preceding year, and that you have disclosed or reported all personal investments required to be disclosed or reported.

7.       ADMINISTRATION AND ENFORCEMENT

7.1      PERSONAL TRADING INFORMATION IS SUBJECT TO REVIEW

         All information supplied under the UBS PaineWebber Code of Conduct, the Brinson Advisors Code of Ethics and these procedures, including the reports required by Section 6, will be reviewed by the Brinson Advisors Legal and Compliance Department and your Department Manager or designee. IN ADDITION, IF PERSONAL INVESTING THAT ORDINARILY WOULD BE EXEMPT FROM REVIEW UNDER THE UBS PAINEWEBBER OR BRINSON ADVISORS CODES OR THESE PROCEDURES APPEARS TO CONFLICT WITH THE BEST INTERESTS OF CLIENTS, IT ALSO WILL BE SUBJECT TO INSPECTION AND REVIEW. All information supplied will be available for inspection by the Boards of Directors of the UBS PaineWebber Funds, the President, Chief Executive Officer and General Counsel of Brinson Advisors, the Code of Ethics Committee, the UBS PaineWebber Compliance Department, any party to which any investigation is referred by any of the foregoing, your supervisors, the Securities and Exchange Commission, any self-regulatory organization of which Brinson Advisors or UBS PaineWebber is a member and any state securities commission.

7.2      INVESTIGATING VIOLATIONS

         The Code of Ethics Committee (see Appendix B) has been established to:

         - investigate (directly or through delegation) any reported or suspected violation of the Brinson Advisors Code of Ethics or these procedures,

         -        recommend sanctions, and


Procedures for Personal Investing      13                               May 2001

         - report to the Chief Executive Officer of Brinson Advisors and the Boards of Directors of the UBS PaineWebber Funds on compliance with the Brinson Advisors Code of Ethics and these procedures.

7.3      ANNUAL REPORTS

         The Code of Ethics Committee will review the Brinson Advisors Code of Ethics and these procedures at least annually in light of legal and business developments and experience in implementing the Code. The Committee will prepare an annual report to the Board of Directors of each UBS PaineWebber Fund that:

         - describes issues that arose during the previous year under the Code of Ethics or these procedures, including, but not limited to information about material Code or procedures violations and sanctions imposed in response to those material violations;

         - identifies any recommended changes in existing restrictions or procedures based on the experience under the Code or these procedures, evolving industry practices, or developments in applicable laws or regulations;

         - summarizes existing procedures concerning personal investing and any changes in the procedures made during the past year; and

         - certifies to the board that Brinson Advisors has adopted procedures reasonably necessary to prevent its access persons from violating its Code of Ethics.

7.4      SANCTIONS AND REMEDIES

         If the Code of Ethics Committee determines that someone has violated the Codes or these procedures, the Committee may impose sanctions and take other actions it deems appropriate, including a letter of education, suspension of personal trading rights, fine, suspension of employment (with or without compensation), civil referral to the SEC, criminal referral and termination of employment for cause.

         As part of any sanction, the Committee may require the violator to reverse the trade(s) in question and forfeit any profit or absorb any loss from the trade. Depending on the nature and size of the transaction, Brinson Advisors may elect to absorb any loss, but is not obligated to do so. The Code of Ethics Committee has sole authority to determine the appropriate disposition of any money forfeited pursuant to this section.

         The Brinson Advisors Legal and Compliance Department is authorized to address minor violations itself, using letters of education or warnings and, where appropriate, by ordering that trades be reversed. Failure to abide by a directive to reverse a trade may result in the imposition of additional sanctions.

7.5      COMMITTEE REVIEWS

         Whenever the Code of Ethics Committee determines that an Access Person has violated the UBS PaineWebber Code of Conduct, the Brinson Advisors Code of Ethics or these procedures in a manner that merits significant remedial action, it will report to the Board of Directors of all UBS PaineWebber Funds for which the person serves as an officer, director or other Access Person information relating to the investigation of the violation, including any sanctions imposed. The Board of Directors of any UBS PaineWebber Fund


Procedures for Personal Investing      14                               May 2001
shall have the power to modify or increase the sanction as it deems appropriate, and may direct the reversal of any violative trade affecting the Fund. In performing this function, the Board of Directors of a UBS PaineWebber Fund shall have access to all information considered by the Chief Executive Officer of Brinson Advisors or the Code of Ethics Committee in relation to the case.

         Whenever the Code of Ethics Committee determines that someone other than an Access Person has committed a violation of the Code meriting significant remedial action, it will report to the Chief Executive Officer of Brinson Advisors information relating to the investigation of the violation, including any sanction imposed. The Chief Executive Officer of Brinson Advisors shall have the power to modify the sanction as appropriate, and may direct the reversal of any violative trade affecting the Fund. In performing this function, the Chief Executive Officer of Brinson Advisors shall have access to all information considered by the Code of Ethics Committee in relation to the case.


Procedures for Personal Investing      15                               May 2001

                                                                      APPENDIX A

                                    GLOSSARY

         "ACCOUNT" means any account at a brokerage, commodity or investment advisory firm, as well as investments over which you or your Related Persons have physical control, such as investments held in a safe deposit box, held at home or held by an issuer on behalf of you or your Related Persons.

         "ACCESS PERSON" has the meaning assigned in Rule 17j-1 under the Investment Company Act of 1940.

         "ADVISORY CLIENT" means any client (including mutual funds, closed-end funds and managed accounts) for which Brinson Advisors serves as an investment adviser, to whom it renders investment advice, or for whom it makes investment decisions.

         "BENEFICIAL INTEREST" is a direct or indirect opportunity to share, directly or indirectly, in any profit or loss, including but not limited to a participation or other interest in a partnership, trust, or single, joint, tenant-in-common, corporate or investment club account.

         "CLIENT" means any client for whom Brinson Advisors provides services including investment advice, investment decisions or brokerage.

         "DEPARTMENT MANAGER" means the person identified on the Contact Persons List (Appendix B) as the Department Manager. (With the written approval of the Brinson Advisors Legal and Compliance Department, your Department Manager may delegate his/her responsibilities under the Code for review of employee statements to an intermediate-level manager.)

         "EQUIVALENT INVESTMENTS" are all other instruments issued by the same entity and all other instruments whose value is based on or derived from the value of the investment, including convertible securities and derivative instruments, such as options and warrants.

          "INDEPENDENT FUND DIRECTOR" means a director of a UBS PaineWebber Fund who is not affiliated with Brinson Advisors or UBS PaineWebber.

          "INITIAL PUBLIC OFFERING" means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

         "INTERESTED FUND DIRECTOR" means a director of a UBS PaineWebber Fund who is affiliated with Brinson Advisors or UBS PaineWebber.

         "INVESTMENT" includes stocks, notes, bonds, debentures, and other evidences of indebtedness (including loan participation and assignments), limited partnership interests, investment contracts, commodity contracts, and all derivative instruments including warrants, options, swaps, forwards and futures contracts.

         "INVESTMENT TRANSACTION" means a purchase, sale, gift or other transfer of an investment.

         "BRINSON ADVISORS" means Brinson Advisors Asset Management Inc., including Brinson Advisors Institutional Investors Inc., Brinson Advisors Investment Advisors and the UBS PaineWebber Funds.


Forms                               App. A-1                            May 2001

                                                                      Appendix A

         "MUTUAL FUND" means a registered open-end investment company. Closed-end investment companies are not mutual funds.

         "NEW ISSUE" is the first issue of a security by an issuer that is already subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

         "UBS PAINEWEBBER FUND" means an open-end or closed-end investment company for which Brinson Advisors serves as a manager, adviser or sub-adviser.

         "PERSONAL ACCOUNTS" see Section 1.2.

         "PORTFOLIO MANAGEMENT GROUP" includes portfolio managers, research analysts, traders and any other any person who, in connection with his or her regular functions or duties, makes or participates in making recommendations to clients regarding the purchase or sale of securities.

         "PORTFOLIO MANAGER" means the person with principal day-to-day responsibility for managing the portfolio of an advisory client.

         "PRIVATE PLACEMENT" means private placement offerings that are exempt from registration under section 4(6) of the Securities Act [15 U.S.C. 77d(6)] or under Regulation D [17 CFR 230.501-508], as well as offerings that are not public under section 4(2) of the Securities Act [15 U.S.C. 77d(2)].

         "RELATED ACCOUNTS" and "RELATED PERSONS" see Section 1.2.


Forms                               App. A-2                            May 2001